Exhibit 99.1

  ConocoPhillips Reports Second Quarter Net Income of $2.1 Billion;
           Balance Sheet Strengthened by Reduction in Debt


    HOUSTON--(BUSINESS WIRE)--July 28, 2004--ConocoPhillips
(NYSE:COP):


                         Earnings at a glance


                     Second Quarter               Six Months
----------------------------------------------------------------------
                  2004          2003           2004         2003
----------------------------------------------------------------------
Income from
 continuing
 operations  $2,013 million 1,096 million $3,616 million 2,359 million
Income from
 discontinued
 operations  $   62            91         $   75           144
Cumulative
 effect of
 changes in
 accounting
 principles  $    -             -         $    -           (95)
Net income   $2,075         1,187         $3,691         2,408
----------------------------------------------------------------------
Diluted income
 per share
 Income from
  continuing
  operations $ 2.88          1.60          $5.19          3.45
 Net income  $ 2.97          1.73          $5.30          3.52
----------------------------------------------------------------------
Revenues     $ 31.9 billion  25.6 billion  $62.1 billion  52.6 billion
----------------------------------------------------------------------


    ConocoPhillips (NYSE:COP) today reported second quarter net income of $2,075 million, or $2.97 per share, compared with $1,187 million, or $1.73 per share, for the same quarter in 2003. Total revenues were $31.9 billion, versus $25.6 billion a year ago. Income from continuing operations for the second quarter was $2,013 million, or $2.88 per share, compared with $1,096 million, or $1.60 per share, for the same period a year ago.
    "Overall, our operating performance for the quarter was good, but there were opportunities to do better," said Jim Mulva, president and chief executive officer. "Due to unscheduled downtime, we did not realize the full potential of our assets in a high price and high margin environment.
    "We made further progress in strengthening our balance sheet, with our debt-to-capital ratio declining from 32 percent to 29 percent during the quarter. In addition to operating cash flows of $2.3 billion, we received proceeds of $905 million from asset sales. This brings the company's total proceeds realized from all asset dispositions since the merger to approximately $4.7 billion. Cash generation during the quarter allowed us to invest $1.6 billion in capital projects, pay $296 million in dividends and reduce balance sheet debt by approximately $1.5 billion."
    For the first six months of 2004, net income was $3,691 million, or $5.30 per share, versus $2,408 million, or $3.52 per share, for 2003. Income from continuing operations was $3,616 million, or $5.19 per share, compared with $2,359 million, or $3.45 per share, for the same period a year ago. Total revenues were $62.1 billion, versus $52.6 billion a year ago.

    The results of ConocoPhillips' business segments follow.

    Exploration & Production (E&P)

    Second quarter financial results: E&P income from continuing operations in the second quarter was $1,354 million, up from $1,257 million in the first quarter of 2004 and up from $1,077 million in the second quarter of 2003. The increase from the first quarter was primarily the result of higher realized crude oil prices, partially offset by lower volumes, lower gains related to first quarter asset sales, higher leasehold impairments, and higher operating costs associated with regulated tariffs in Alaska and the production ramp up at Bayu-Undan in the Timor Sea. Improved results from the second quarter of 2003 were primarily due to higher realized crude oil and natural gas prices, partially offset by lower volumes, reduced benefits from tax law changes, and higher leasehold impairment and dry hole costs.
    ConocoPhillips' daily production for the quarter averaged 1.56 million BOE per day, including Canadian Syncrude. This was achieved despite production being negatively impacted 18,000 BOE per day due to the first quarter sale of Petrovera and 15,000 BOE per day from unscheduled downtime at the Britannia field in the U.K. North Sea and in Alaska. When compared with the first quarter, increased output from Bayu-Undan during the second quarter was more than offset by the impact of scheduled maintenance, normal seasonal declines and the impact of asset sales. When compared with the second quarter of 2003, volumes were lower primarily due to asset sales.
    ConocoPhillips' second quarter 2004 average worldwide crude oil sales price was $34.00 per barrel, up from $30.35 in the first quarter of 2004. The company's U.S. Lower 48 and worldwide natural gas prices averaged $5.36 and $4.43 per thousand cubic feet, respectively, compared with $4.91 and $4.48 in the first quarter of 2004.
    Six months financial results: E&P income from continuing operations for the first six months of 2004 was $2,611 million, up from $2,202 million in 2003, primarily due to higher realized worldwide crude oil and natural gas prices, partially offset by lower volumes largely associated with asset sales, reduced benefits from tax law changes, and higher leasehold impairment and dry hole costs.
    ConocoPhillips' average worldwide crude oil price was $32.14 per barrel for the first six months of 2004, compared with $27.82 for 2003. The company's U.S. Lower 48 and worldwide natural gas prices averaged $5.13 and $4.46 per thousand cubic feet, respectively, versus $5.10 and $4.21 in 2003.

    Midstream

    Second quarter financial results: Midstream income from continuing operations was $42 million, down from $55 million in the first quarter of 2004 and up from $25 million in the second quarter of 2003. The decrease from the prior quarter was mainly the result of asset sales in the company's consolidated operations, as gains on dispositions were more than offset by lower volumes associated with the disposed assets. The increase over the second quarter of 2003 was primarily due to higher natural gas liquids prices for Duke Energy Field Services, LLC (DEFS).
    Six months financial results: Midstream operating results increased to $97 million, from $56 million in 2003. The increase was primarily the result of higher natural gas liquids prices in both DEFS and the company's consolidated operations.

    Refining and Marketing (R&M)

    Second quarter financial results: R&M income from continuing operations was $818 million, up from $464 million in the previous quarter and $321 million in the second quarter of 2003. The increase in second quarter R&M earnings, compared with the first quarter of 2004, was primarily driven by higher U.S. refining margins.
    The company's domestic facilities ran at 98 percent crude oil capacity utilization, however realized margins were negatively impacted due to lower clean product yield as a result of unplanned cracking unit downtime at the Trainer (Pa.) refinery and an extended cracking unit turnaround at the Alliance (La.) refinery. This unplanned downtime also resulted in higher maintenance costs. U.S. marketing results were lower due to unfavorable inventory impacts, the timing of certain expenses and lower trading results.
    The international crude oil capacity utilization rate was 62 percent, compared with 84 percent in the prior quarter, largely due to turnarounds at most of the company's international refineries and a longer-than-planned, 43-day turnaround at the Humber refinery in the United Kingdom. Turnaround costs, after tax, were $25 million higher than those of the previous quarter. Additionally, the company experienced improved realized international marketing margins and higher marketing volumes.
    Overall, the company's second quarter refinery crude oil capacity utilization rate averaged 92 percent, compared with 95 percent last quarter. Turnaround costs, before tax, were $78 million during the second quarter compared with $59 million in the first quarter of 2004.
    The improved results over the second quarter of 2003 were primarily the result of higher worldwide refining margins, partially offset by lower global marketing margins and higher turnaround and maintenance costs.
    Six months financial results: R&M income from continuing operations for the first six months of 2004 increased to $1,282 million, compared with $710 million in the first half of 2003. The increased earnings were driven by higher worldwide refining margins, partially offset by lower global marketing margins and higher turnaround and maintenance costs.

    Chemicals

    Second quarter financial results: The Chemicals segment, which includes the company's 50 percent interest in Chevron Phillips Chemical Company LLC (CPChem), reported income from continuing operations of $46 million, compared with $39 million in the first quarter of 2004 and $12 million in the second quarter of 2003. The improvement from the first quarter was the result of a gain on a property settlement by ConocoPhillips. Results from CPChem, however, were lower than the first quarter as improvements in the aromatics and styrenics business line were more than offset by higher turnaround costs in the olefins business line. The increase from the second quarter of 2003 reflects higher volumes by CPChem, particularly in the olefins business line.
    Six months financial results: During the first six months of 2004, the Chemicals segment had income from continuing operations of $85 million, compared with a loss of $11 million for the same period a year ago. Contributing to the improvement were higher margins in the olefins and polyolefins, aromatics and styrenics business units, as well as improved olefins and polyolefins volumes.

    Emerging Businesses

    The Emerging Businesses segment had a loss from continuing operations of $29 million in the second quarter of 2004, compared with losses of $22 million in the first quarter of 2004 and $23 million in the second quarter of 2003. The higher losses from both the first quarter of 2004 and the second quarter of 2003 were primarily attributable to increased operating costs as a result of the initial commissioning of the Immingham combined heat and power plant in the United Kingdom.

    Corporate and Other

    Second quarter after-tax Corporate expenses from continuing operations were $218 million, compared with $190 million in the previous quarter and $316 million in the second quarter of 2003. The increase over the first quarter was primarily driven by higher net interest expense and orphan site remediation costs. The decrease from the second quarter of 2003 was primarily the result of reduced merger-related costs and net interest expense, partially offset by lower currency exchange gains.
    Total debt at the end of the second quarter was $15.6 billion, $1.5 billion lower than the end of the previous quarter and $2.2 billion below year-end 2003. At the end of the second quarter, the company's debt-to-capital ratio was 29 percent, down from 32 percent at the end of the first quarter.
    The company's second quarter effective tax rate of 42 percent was lower than that of the first quarter, primarily due to higher income from global R&M operations relative to that of the company's higher-taxed international upstream operations.

    Discontinued Operations

    Second quarter 2004 earnings from discontinued operations were $62 million, compared with $13 million in the first quarter. The improvement was primarily related to gains on asset sales, partially offset by lower volumes.

    Outlook

    Mr. Mulva concluded:

    "Our operating performance, combined with above-average crude oil and natural gas prices and strong refining margins, contributed to strong earnings, cash flows and continued debt reduction. The company continues to grow its asset base through disciplined capital spending while controlling our operating costs and improving our financial flexibility.
    "Liquids production from the Bayu-Undan project continues to ramp up toward the expected net peak production rate of 62,000 BOE per day. In addition, startup of the Hamaca upgrader later this year is progressing on schedule. Although we expect third quarter production to be below that of the second quarter due to scheduled maintenance and seasonality, we still anticipate full-year daily production to average 1.56 million BOE.
    "With respect to downstream, we are in year two of a five-year, $2 billion clean fuels program. While we expect a strong margin environment in the near term, we will maintain our focus on continuous improvement."
    ConocoPhillips is an integrated petroleum company with interests around the world. Headquartered in Houston, the company had approximately 35,800 employees, $86 billion of assets, and $124 billion of annualized revenues as of June 30, 2004. For more information, go to www.conocophillips.com.

         ConocoPhillips' quarterly conference call is scheduled for noon
                                 Central today.

        To listen to the conference call and to view related presentation materials, go to www.conocophillips.com and click on the "Second
                            Quarter Earnings" link.

                   For financial and operational tables, go to www.conocophillips.com/news/nr/earnings/highlights/2q04earnings.html.

                  For detailed supplemental information, go to www.conocophillips.com/news/nr/earnings/detail/2q04summary.xls.

    CAUTIONARY STATEMENT FOR THE PURPOSES OF THE "SAFE HARBOR"
PROVISIONS OF THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995

    This update contains forward-looking statements within the meaning of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. The forward-looking statements, such as "the company continues to grow its asset base through disciplined capital spending while controlling our operational costs and improving our financial flexibility"; "liquids production from the Bayu-Undan project continues to ramp up toward the expected net peak production rate of 62,000 BOE per day"; "startup of the Hamaca upgrader later this year is progressing on schedule"; "although we expect third quarter production to be below that of the second quarter due to scheduled maintenance and seasonality, we still anticipate full-year daily production to average 1.56 million BOE"; and "while we expect a strong margin environment in the near term, we will maintain our focus on continuous improvement" involve certain risks, uncertainties and assumptions that are difficult to predict. Further, certain forward-looking statements are based on assumptions as to future events that may not prove to be accurate. Therefore, actual outcomes and results may differ materially from what is expressed or forecast in such forward-looking statements. Economic, business, competitive and regulatory factors that may affect ConocoPhillips' business are generally as set forth in ConocoPhillips' filings with the Securities and Exchange Commission (SEC). ConocoPhillips is under no obligation (and expressly disclaims any such obligation) to update or alter its forward-looking statements whether as a result of new information, future events or otherwise.

    Cautionary Note to U.S. Investors -- The SEC permits oil and gas companies, in their filings with the SEC, to disclose only proved reserves that a company has demonstrated by actual production or conclusive formation tests to be economically and legally producible under existing economic and operating conditions. Production is distinguished from oil and gas production because SEC regulations define Syncrude as mining-related and not part of conventional oil and natural gas reserves. We use certain terms in this release, such as "including Canadian Syncrude" that the SEC's guidelines strictly prohibit us from including in filings with the SEC. U.S. investors are urged to consider closely the disclosure in the company's periodic filings with the SEC, available from the company at 600 North Dairy Ashford Road, Houston, Texas 77079. This information can also be obtained from the SEC by calling 1-800-SEC-0330.


    CONTACT: ConocoPhillips
             Kristi DesJarlais, 281-293-4595 (media)
              or
             Clayton Reasor, 212-207-1996 (investors)